EXHIBIT 99.1 PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 24, 2003

FOR IMMEDIATE RELEASE

          John Morphy, CFO, or Jan Shuler 585-383-3406. Media inquiries, Laura Saxby Lynch 585-383-3074

          Access the Webcast of the Paychex, Inc. Year-End and Fourth Quarter Earnings Release Conference Call scheduled for
                    June 25, 2003 at 10:30 a.m. Eastern Time at www.paychex.com at the Investor Relations home page.

          Paychex, Inc. news releases, current financial information, related SEC filings and Investor Relations presentation are accessible at the same Web site.

PAYCHEX, INC. REPORTS RECORD YEAR-END AND
FOURTH QUARTER RESULTS

ROCHESTER, NY, June 24, 2003 — Paychex, Inc. (NASDAQ:PAYX) today announced net income of $71.3 million, or $.19 diluted earnings per share, for the quarter ended May 31, 2003, a 4% increase over net income of $68.7 million, or $.18 diluted earnings per share, for the same period last year. Total revenues were $289.8 million, a 19% increase over $244.3 million for the fourth quarter last year.

For the twelve months ended May 31, 2003, the Company reported record net income of $293.5 million, or $.78 diluted earnings per share, a 7% increase over $274.5 million, or $.73 diluted earnings per share, for the same period last year. Total revenues were $1,099.1 million, an increase of 15% over $954.9 million for the same period last year.

In fiscal 2003, Paychex purchased two comprehensive payroll processors that serve small- to medium-sized businesses throughout the United States. Paychex acquired Advantage Payroll Services, Inc. (“Advantage”) on September 20, 2002 and InterPay, Inc. (“InterPay”) on April 1, 2003. The Company’s financial results for the twelve-month period ended May 31, 2003 include the results of Advantage and InterPay since their respective dates of acquisition.

Advantage and InterPay contributed $26.5 million in combined revenues for the fourth quarter ended May 31, 2003, including service revenues of $25.3 million and interest on funds held for clients of $1.2 million. Revenues from the acquired companies since the dates of acquisition totaled $61.9 million and were comprised of $58.0 million of service revenues and $3.9 million of interest on funds held for clients. Operating, selling, general, and administrative expenses for Advantage and InterPay totaled $23.8 million and $55.2 million, respectively, for the fourth quarter and year-to-date periods. Included in these expenses is amortization of intangible assets of $3.0 million and $6.7 million for the respective quarter and year-to-date periods. Paychex realized approximately $7.0 million of gains in the second quarter and approximately $3.5 million of gains in the fourth quarter of fiscal 2003 from the sale of investments to fund the acquisitions of Advantage and InterPay.

SERVICE REVENUES

For the quarter ended May 31, 2003, service revenues, which are comprised of the Payroll and Human Resource and Benefits product lines, were $276.7 million, an increase of 20% over $230.5 million for the prior year quarter. For the twelve months ended May 31, 2003, service revenues were $1,046.0 million, an increase of 17% over $892.2 million for the same period last year.

Payroll service revenues increased 20% and 17% for the fourth quarter and twelve-month periods to $236.7 million and $897.5 million, respectively. Positive year-over-year growth in Payroll service revenues resulted from the acquisitions of Advantage and InterPay, organic client base growth, increased utilization of ancillary services, and price increases. Organic client growth was slightly less than 5% for fiscal 2003. Payroll service revenues continue to be impacted by year-over-year changes in checks per client. The Company experienced year-over-year decreases in checks per client (excluding Advantage and InterPay) for the first through third quarters of fiscal 2003 of 1.7%, .3%, and .1%, respectively. Checks per client increased .3% in the fourth quarter of fiscal 2003. For the first through fourth quarters of fiscal 2002, respectively, reductions in checks per client were 1.9%, 3.8%, 4.1%, and 2.6%.

As of May 31, 2003, 87% of the client base utilized the Company’s tax filing and payment services. The Company’s employee payment services were utilized by 60% of its clients. Major Market Services revenues increased 40% and 42% for the fourth quarter and twelve-month periods to $28.4 million and $101.7 million, respectively.

Human Resource and Benefits service revenues were $39.9 million and $148.5 million for the fourth quarter and twelve-month periods, year-over-year increases of 18% and 22%, respectively. The increases are related primarily to growth in clients for Retirement Services and in client employees served by the Company’s comprehensive Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) bundled services. Retirement Services revenues increased 13% and 18% in the fourth quarter and twelve-month periods to $17.2 million and $66.7 million, respectively.

INTEREST ON FUNDS HELD FOR CLIENTS

Interest on funds held for clients decreased 4% for the fourth quarter and 15% for the twelve-month period to $13.2 million and $53.1 million, respectively. The decreases are primarily the result of lower average interest rates earned in fiscal 2003 and a decrease in net realized gains on the sale of available-for-sale securities, offset somewhat by higher average portfolio balances resulting from organic client growth and the acquisitions of Advantage and InterPay. Average portfolio balances for the fourth quarter and twelve months of fiscal 2003 were $2.50 billion and $2.18 billion, respectively, compared with $2.01 billion and $1.85 billion in the prior year quarter and twelve-month periods. The average interest rates earned by the funds held for clients portfolio were 1.9% and 2.3%, respectively, for the fourth quarter and twelve months of fiscal 2003 compared with 2.4% and 2.9% for the respective prior year periods. Net realized gains included in interest on funds held for clients were $1.0 million and $4.0 million for the fourth quarter and twelve-month periods of fiscal 2003 compared with net realized gains of $1.5 million and $9.2 million for the respective prior year periods.

OPERATING INCOME

Consolidated operating, selling, general, and administrative expenses increased 26% in the fourth quarter and 18% for the twelve-month period over the prior year periods. These increases are due to the acquisitions of Advantage and InterPay and investments in personnel, information technology, and facility costs to support the organic growth of the Company. For the quarter ended May 31, 2003, operating income was $98.0 million, an increase of 7% over the same period last year. For the twelve months ended May 31, 2003, operating income increased 10% to $401.0 million.

Operating income (excluding interest on funds held for clients) increased 9% in the fourth quarter and 16% in the twelve-month period to $84.8 million and $348.0 million, respectively. Operating income (excluding interest on funds held for clients) as a percentage of total service revenues was 31% for the fourth quarter and 33% for the twelve-month period of fiscal 2003, compared to 34% in both the respective prior year periods. Operating income (excluding interest on funds held for clients) exclusive of the Advantage and InterPay acquisitions as a percentage of total service revenues was 33% and 35% in the fourth quarter and twelve months, respectively.

INVESTMENT INCOME, NET

Investment income, net decreased 3% for both the fourth quarter and the twelve-month periods to $7.0 million and $30.5 million, respectively. The decreases are due to lower average portfolio balances (from the sale of investments to fund the acquisitions) and lower average interest rates earned, offset by higher net realized gains on the sale of available-for-sale securities. Average portfolio balances for the corporate investment portfolio were approximately $434.1 million and $547.6 million for the fourth quarter and twelve months of fiscal 2003 compared to average balances of $739.6 million and $686.5 million in the respective prior year periods. The average interest rates earned for the corporate investment portfolio were 3.0% and 3.3%, respectively, for the fourth quarter and twelve months of fiscal 2003 compared with 3.4% and 3.7% in the respective prior year periods. Net realized gains included in investment income were $4.1 million and $13.7 million for the fourth quarter and twelve-month periods of fiscal 2003, compared to net realized gains of $1.5 million and $6.7 million for the respective prior year periods.

INCOME TAXES

The effective income tax rate was 32.0% for both the fourth quarter and twelve months ended May 31, 2003, compared to 30.5% for the same periods last year. These rate increases are primarily the result of lower levels of tax-exempt income on funds held for clients and corporate investments. The effective income tax rate is expected to approximate 32.5% in fiscal 2004.

B. Thomas Golisano, Chairman, President, and Chief Executive Officer of Paychex, said, “We are very pleased to have completed our thirteenth year of record revenues and net income. Given the current economic environment, the Company’s 16% year-over-year increase in operating income (excluding interest on funds held for clients) is quite an accomplishment. Fiscal 2003 was a very exciting year as we supplemented our growth with the acquisitions of Advantage and InterPay. Our revenues now exceed $1 billion — just twenty years after Paychex became a public company. We are looking forward to another excellent year in fiscal 2004. We expect total revenue growth for fiscal 2004 to be in the range of 15% to 17% (10% to 12% without Advantage and InterPay) accompanied by net income growth of approximately 10%, as the impact of lower interest rates continues to moderate year-over-year growth. In addition, we expect that growth in operating income (excluding interest on funds held for clients) will be in the range of

15% to 20%. Our expectations are based on current economic and interest rate conditions continuing with no significant changes.”

ABOUT PAYCHEX

Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 490,000 payroll clients nationwide.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by Paychex, Inc. (the “Company”) management may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “we look forward to,” “would equate to,” “projects,” “projected to be,” “anticipates,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings per share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to the following or those which are described in the Company’s SEC filings: general market and economic conditions, including demand for the Company’s products and services, competition, price levels, availability of internal and external resources, effective execution of expansion plans, and effective integration of acquisitions; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology, including use of the Internet; the possibility of catastrophic events that could impact the Company’s operating facilities, computer systems, and communication systems; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; potential damage to the Company’s business reputation due to these and other operational risks; the possible inability of clients to meet payroll obligations; stock volatility; and changes in short- and long-term interest rates, changes in market value of available-for-sale securities, and the credit rating of cash, cash equivalents, and securities held in the Company’s investment portfolios, all of which could cause actual results to differ materially from anticipated results. The information provided in this document is based upon the facts and circumstances known at this time.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	For the three months ended		For the twelve months ended

	May 31,	May 31,	May 31,	May 31,
	2003	2002	2003	2002

Revenues:

Service revenues	$276,653	$230,540	$1,046,029	$892,189

Interest on funds held for clients	13,155	13,768	53,050	62,721

Total revenues	289,808	244,308	1,099,079	954,910

Operating costs	69,293	55,471	257,649	220,697

Selling, general, and administrative expenses	122,564	97,205	440,389	370,519

Operating income	97,951	91,632	401,041	363,694

Investment income, net	6,957	7,170	30,503	31,315

Income before income taxes	104,908	98,802	431,544	395,009

Income taxes	33,568	30,135	138,092	120,478

Net income	$71,340	$68,667	$293,452	$274,531

Basic earnings per share	$.19	$.18	$.78	$.73

Diluted earnings per share	$.19	$.18	$.78	$.73

Weighted-average common shares outstanding	376,558	375,552	376,263	374,747

Weighted-average shares assuming dilution	378,376	378,527	378,083	378,002

Cash dividends per common share	$.11	$.11	$.44	$.42

(A)	Further information on interest on funds held for clients and investment income, net and the short- and long-term effects of changing interest rates can be found in the Company’s SEC filings, including Forms 10-K, 10-Q, and 8-K under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These SEC filings are accessible at the Company’s Web site.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2003	2002

ASSETS

Cash and cash equivalents	$79,871	$61,897

Corporate investments	301,328	663,316

Interest receivable	22,787	25,310

Accounts receivable, net	118,512	109,858

Prepaid income taxes	600	—

Prepaid expenses and other current assets	11,503	10,106

Current assets before funds held for clients	534,601	870,487

Funds held for clients	2,498,041	1,944,087

Total current assets	3,032,642	2,814,574

Other assets	7,057	7,895

Property and equipment, net	159,039	121,566

Intangible assets, net	98,342	9,040

Goodwill	393,703	—

Total assets	$3,690,783	$2,953,075

LIABILITIES

Accounts payable	$22,213	$14,104

Accrued compensation and related items	70,388	46,819

Deferred revenue	3,645	4,137

Accrued income taxes	—	3,140

Deferred income taxes	7,488	9,503

Other current liabilities	18,169	14,810

Current liabilities before client fund deposits	121,903	92,513

Client fund deposits	2,465,622	1,930,893

Total current liabilities	2,587,525	2,023,406

Deferred income taxes	7,045	58

Other long-term liabilities	18,842	5,630

Total liabilities	2,613,412	2,029,094

STOCKHOLDERS’ EQUITY

Common stock, $.01 par value, 600,000 authorized shares Issued: 376,698 at May 31, 2003 and 375,859 at May 31, 2002	3,767	3,759

Additional paid-in capital	198,713	185,006

Retained earnings	846,196	718,192

Accumulated other comprehensive income	28,695	17,024

Total stockholders’ equity	1,077,371	923,981

Total liabilities and stockholders’ equity	$3,690,783	$2,953,075

(A)	The combined funds held for clients and corporate investment portfolio balances reflected unrealized gains of $45.0 million at May 31, 2003 compared with $26.7 million at May 31, 2002. During the twelve months of fiscal 2003, the unrealized gain position ranged from approximately $22.3 million to $49.7 million. The unrealized gain position of the Company’s investment portfolios was approximately $43.1 million at June 20, 2003.

(B)	Intangible assets primarily represent client lists and license agreements with associate offices, which are amortized over periods ranging from 7 to 12 years using either accelerated or straight-line methods. Goodwill recorded from the purchase of Advantage and InterPay will not be amortized. Goodwill impairment will be evaluated on an ongoing basis assuming Paychex operates as a single reporting unit.